Exhibit 99.2	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305 jewing@terraindustries.com
Terra Capital Prices $330 Million of Senior Unsecured Notes
Sioux City, Iowa (January 25, 2007)—Terra Capital, Inc. (“Terra Capital”), a wholly-owned subsidiary of Terra Industries Inc. (NYSE: TRA), successfully priced $330 million of 7% Senior Unsecured Notes due in 2017 (the “Notes”). The Notes were priced at a discount to yield 7.125%. Terra Capital will use the proceeds of the offering, together with available cash, to redeem its existing 12 7/8% Senior Secured Notes due 2008 and its 11 1/2% Second Priority Senior Secured Notes due 2010 and to pay related premiums, fees and expenses, pursuant to a cash tender offer announced January 10, 2007. The financing transaction and tender offer is expected to close on February 2, 2007.
The Notes will be guaranteed by Terra Industries Inc. and certain of Terra Capital’s material wholly owned U.S. subsidiaries. The Notes will be senior unsecured obligations and will rank equally with all of Terra Capital’s existing and future senior obligations, and senior to any of Terra Capital’s subordinated indebtedness. The Notes will be effectively subordinated to all secured indebtedness of Terra Capital.
This news release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes or any other securities, nor will there be any sale of the Notes or any other securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Notes will be issued in reliance on the exemption from the registration requirements provided by Rule 144A. None of the Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.